Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com
September 17, 2009
Legacy Reserves LP
303 W. Wall Street, Suite 1400
Midland, Texas 79701
Gentlemen:
     We have acted as special counsel in connection with the Registration Statement on Form S-3 effective April 16, 2008 (Registration No. 333-150111, the “Registration Statement”) of Legacy Reserves LP, a Delaware limited partnership (the “Partnership”), and the prospectus supplement dated September 15, 2009 (the “Prospectus Supplement”) relating to the offering and sale (the “Offering”) of up to 3,795,000 units representing limited partner interests in the Partnership (“Units”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Considerations” (the “Discussion”) in the Registration Statement and the Prospectus Supplement.
     The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Units pursuant to the Offering.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.
     Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
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Legacy Reserves LP
September 17, 2009

     We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Partnership filed on the date hereof, the incorporation by reference of this opinion in the Registration Statement and to the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.
Very truly yours,
/s/ ANDREWS KURTH LLP